Exhibit 99.2

Burger King Worldwide, Inc., Tim Hortons Inc. and Restaurant Brands International Inc.

Announce Expiration of Election Deadline

MIAMI, Florida and TORONTO, Ontario, December 10, 2014 — Burger King Worldwide, Inc. (NYSE: BKW), Tim Hortons Inc. (TSX: THI, NYSE: THI) and Restaurant Brands International Inc. today announced the preliminary results of the consideration elections made by Burger King Worldwide stockholders and Tim Hortons shareholders prior to the election deadline of December 9, 2014, at 5:00 p.m., Eastern time, assuming the closing of the transactions occurs as expected on December 12, 2014, as previously announced.

Those preliminary results are as follows:

•	Holders of approximately 267,581,737 shares of Burger King Worldwide common stock (including approximately 3,219,317 shares delivered via guaranteed delivery), or approximately 76% of the outstanding shares of Burger King Worldwide common stock, made an election to receive Restaurant Brands International Limited Partnership exchangeable units.

•	Holders of approximately 84,465,429 shares of Burger King Worldwide common stock, or approximately 24% of the outstanding shares of Burger King Worldwide common stock, did not make an election or were deemed not to have made an election and will receive 0.99 Restaurant Brands International common shares and 0.01 Partnership exchangeable units.

•	Holders of approximately 2,093,443 common shares of Tim Hortons, or approximately 2% of the outstanding common shares of Tim Hortons, made a cash election.

•	Holders of approximately 95,703,801 common shares of Tim Hortons, or approximately 72% of the outstanding common shares of Tim Hortons, made an election to receive Restaurant Brands International common shares.

•	Holders of approximately 34,778,927 common shares of Tim Hortons, or approximately 26% of the outstanding common shares of Tim Hortons, either (i) made an election to receive a combination of cash and Restaurant Brands International common shares or (ii) did not make an election or were deemed not to have made an election and will receive the mixed consideration.

The preliminary results do not include elections made in respect of Tim Hortons common shares to be issued in full settlement of all outstanding Tim Hortons restricted stock units and performance stock units or Tim Hortons common shares to be issued to holders of Tim Hortons stock options that have been exercised in connection with the transactions.

The preliminary results remain subject to the limitations and proration procedures described in the joint information statement/circular of Burger King Worldwide and Tim Hortons dated November 5, 2014 for the transactions. The transaction remains subject to certain closing conditions, including approval of the Ontario Superior Court of Justice (Commercial List), listing of shares of Restaurant Brands International and certain other customary closing conditions.

About Tim Hortons Inc.

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of September 28, 2014, Tim Hortons had 4,590 systemwide restaurants, including 3,665 in Canada, 869 in the United States and 56 in the Gulf Cooperation Council. More information about Tim Hortons is available at www.timhortons.com.

About Burger King Worldwide Inc.

Founded in 1954, BURGER KING® (NYSE: BKW) is the second largest fast food hamburger chain in the world. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in approximately 14,000 locations serving more than 11 million guests daily in 100 countries and territories worldwide. Approximately 100 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Worldwide, please visit Burger King Worldwide’s website at www.bk.com or follow us on Facebook and Twitter.

For more information:

Tim Hortons Inc.

Media & Investors

Scott Bonikowsky

SVP, Corporate, Public & Government Affairs

(905) 339-6186, bonikowsky_scott@timhortons.com

Burger King Worldwide, Inc.

Media

Brunswick Group

Steve Lipin / Radina Russell

(212) 333.3810, burgerking@brunswickgroup.com

Miguel Piedra

(305) 378-7277, mediainquiries@whopper.com

Investors

Sami Siddiqui, Investor Relations

(305) 378-7696, investor@whopper.com

Forward-Looking Statements

This press release includes forward-looking statements, which constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects,” “intends” or similar expressions and include statements regarding (1) expectations regarding whether a transaction will be consummated, including whether conditions to the consummation of the transactions will be satisfied, or the timing for completing the transactions, (2) expectations for the effects of the transactions or the ability of Restaurant Brands International Inc. (“Restaurant Brands International”) to successfully achieve business objectives, including integrating the companies or the effects of unexpected costs, liabilities or delays, and (3) expectations for other economic, business, and/or competitive factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the new company. These forward-looking statements may be affected by risks and uncertainties in the business of Burger King Worldwide and Tim Hortons and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by Burger King Worldwide and Tim Hortons with the U.S. Securities and Exchange Commission (the “SEC”), including Burger King Worldwide’s annual report on Form 10-K for the year ended December 31, 2013 and Tim Hortons annual report on Form 10-K for the year ended December 29, 2013, as well as the registration statement on Form S-4 filed with the SEC by Restaurant Brands International and Restaurant Brands International Limited Partnership (“Partnership”) filed on September 16, 2014 and declared effective on November 5, 2014, as amended (the “Registration Statement”). Both Burger King Worldwide and Tim Hortons wish to caution readers that certain important factors may have affected and could in the future affect their actual results and could cause their actual results for subsequent periods to differ materially from those expressed in or implied by any forward-looking statement made by or on behalf of Burger King Worldwide or Tim Hortons, including that transactions may not be consummated on the timelines anticipated by Burger King Worldwide and Tim Hortons or at all. Neither Burger King Worldwide nor Tim Hortons undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Additional Information and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transactions, Restaurant Brands International and Partnership filed with the SEC a Registration Statement on Form S-4, which includes the joint information statement/circular and that also constitutes a prospectus of Restaurant Brands International and Partnership in connection with the proposed transactions. The Registration Statement was declared effective by the SEC on November 5, 2014. The joint information statement/circular has also been filed with the Canadian securities regulators and has been mailed to holders of Tim Hortons common shares. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE JOINT INFORMATION STATEMENT/CIRCULAR AND ALL OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT TIM HORTONS, BURGER KING WORLDWIDE AND THE PROPOSED TRANSACTIONS. Investors and security holders are able to obtain these materials and other documents filed with the SEC and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov and at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. In addition, a copy of the joint information statement/circular may be obtained free of charge from Tim Hortons’ internet website for investors www.timhortons-invest.com, or from Burger King Worldwide’s investor relations website at http://investor.bk.com. Investors and security holders may also read and copy any reports, statements and other information filed by Tim Hortons or Burger King Worldwide, with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.